Exhibit 21.1

List of Subsidiaries of Rapid7, Inc.

Company Name	Jurisdiction
Rapid7 Australia Pty Ltd	Australia
Rapid7 Canada, Inc.	Canada
Rapid7 Germany GmbH	Germany
Rapid7 LLC	Delaware
Rapid7 Netherlands B.V.	Netherlands
Rapid7 Singapore Pte. Ltd.	Singapore
Rapid7 UK Limited	United Kingdom